Exhibit 99.1

PRESS RELEASE	Contact: Stephanie A. Heist
July 28, 2014	(302) 571-5259 sheist@wsfsbank.com

WSFS TO PRESENT AT THE KEEFE, BRUYETTE & WOODS

2014 COMMUNITY BANK INVESTOR CONFERENCE

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, today announced that Mark A. Turner, President and Chief Executive Officer, Stephen A. Fowle, Executive Vice President and Chief Financial Officer, and Rodger Levenson, Executive Vice President and Chief Commercial Banking Officer will be presenting at the Keefe, Bruyette & Woods (KBW) 2014 Community Bank Investor Conference on Wednesday, July 30, 2014 at 10:00 A.M. Eastern Time (ET) in New York City.

Webcast:	WSFS’ presentation can be accessed via live webcast at http://wsw.com/webcast/kbw21/WSFS

Replay:	The webcast will be archived for 90 days after the event.

Presentation Materials: Presentation slides will be included as part of the webcast and will also be available on the Investor Relations page of the Company’s website prior to the start of the webcast.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.6 billion in assets on its balance sheet and $10.6 billion in fiduciary assets, including approximately $1.2 billion in assets under management. WSFS operates from 52 offices located in Delaware (42), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC and Cash Connect®. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

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